Exhibit 99.1

[TRIPATH IMAGING LOGO]

FOR IMMEDIATE RELEASE

Contacts
Paul R. Sohmer, M.D., Chairman, President & CEO
Stephen P. Hall, Senior Vice-President & CFO
Jenny R. Kobin, Director — Investor Relations & Corp. Comm.
336/222-9707

TriPath Imaging Files Lawsuit Against Cytyc Corporation

BURLINGTON, N.C., June 17, 2003 — TriPath Imaging, Inc. (Nasdaq: ) announced today that it has filed a lawsuit against Cytyc Corporation in the United States District Court for the Middle District of North Carolina for patent infringement, false advertising, defamation, intentional interference, unfair competition, and unfair and deceptive trade practices.

The Complaint alleges, among other things, that Cytyc has willfully infringed United States Patent No. 6,327,377, entitled “Automated Cytological Specimen Classification System and Method,” and United States Patent No. 5,257,182, entitled “Morphological Classification System and Method,” by making, using, offering for sale and selling the “ThinPrep Imaging System.” TriPath Imaging seeks injunctive relief and monetary damages as a result of the patent infringement and other conduct alleged in the Complaint.

Paul R. Sohmer, MD, Chairman, President and CEO of TriPath Imaging, Inc., stated, “Our patents are valuable company assets. We are committed to defending them against infringement.”

TriPath Imaging, Inc., headquartered in Burlington, North Carolina, develops, manufactures, markets and sells innovative solutions to improve the clinical management of cancer, including detection, diagnosis, staging and treatment. TriPath Oncology, a wholly owned subsidiary of TriPath Imaging, develops molecular diagnostic and pharmacogenomic products and services for malignant melanoma and cancers of the cervix, breast, ovary, colon and prostate.

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